Exhibit 10.1

U.S. TRANSITION SERVICES AGREEMENT

THIS U.S. TRANSITION SERVICES AGREEMENT, dated as of April 16, 2004 and effective as of May 1, 2004,  is by and between ABBOTT LABORATORIES, an Illinois corporation (“Abbott”), and HOSPIRA, INC., a Delaware corporation (“Hospira”).

R E C I T A L S:

WHEREAS, the board of directors of Abbott has determined that it is appropriate and advisable to separate Abbott’s core hospital products business from its other businesses;

WHEREAS, in order to effectuate the foregoing, Abbott and Hospira have entered into a Separation and Distribution Agreement dated as of April 12, 2004 (the “Separation and Distribution Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the contribution to Hospira of certain assets, the assumption by Hospira of certain liabilities and the distribution of Hospira common stock to Abbott shareholders, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement it will be necessary for each of the Parties to provide to the other the Services described herein for a transitional period of up to two (2) years.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows:

Section 1.                            DEFINITIONS.

For purposes of this Agreement,  the following terms shall have the following meanings:

“Abbott” has the meaning set forth in the Preamble.

“Abbott Subsidiary” means any Subsidiary of Abbott other than Hospira and any Hospira Subsidiary.

“Additional Services” has the meaning set forth in Section 2(b)(ii).

“Business Entity” means any corporation, general or limited partnership, trust,  joint venture, unincorporated organization, limited liability entity or other entity.

“Charges” has the meaning set forth in Section 2(d).

“Distribution Date” means the date on which Abbott distributes as a dividend to its shareholders all of the outstanding shares of Hospira common stock as set forth in the Separation and Distribution Agreement.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Governmental Authority” means any supranational, international, national, federal, state, or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities laws or regulations.

“Hospira” has the meaning set forth in the Preamble.

“Hospira Subsidiary” means any Subsidiary of Hospira.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Services” has the meaning set forth in Section 2(a).

“Person” means any: (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Omitted Services” has the meaning set forth in Section 2(b)(i).

“Parties” means the parties to this Agreement.

“Prime Rate” means the rate which Citibank N.A. (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time.

“Provider” means, with respect to any Service, the entity or entities identified on the applicable Schedule as the “Service Provider.”

“Purchaser” means, with respect to any Service, the entity or entities identified on the applicable Schedule as the “Service Purchaser.”

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earlier of (i) the date the Purchaser terminates the provision of such Service pursuant to Section 4(b), or (ii) the termination date (measured as the number of months from the Distribution Date) specified with respect to such Service on the Schedule applicable to such Service, unless extended pursuant to Section 4(a).

“Services” has the meaning set forth in Section 2(b)(ii).

“Subsidiary” of any Party means another Business Entity that is directly or indirectly controlled by such Party.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity, whether through ownership of voting securities or other interests, by contract or otherwise.  For the avoidance of doubt, TAP Pharmaceutical Products Inc., TAP Finance Inc. and TAP Pharmaceuticals Inc. are not Subsidiaries of Abbott as that term is used in this Agreement.

“Tax” means:  (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party” means any Person other than Abbott, any Abbott Subsidiary, Hospira and any Hospira Subsidiary.

Section 2.                            SERVICES.

(a)           INITIAL SERVICES.  Commencing on the Distribution Date, the Party designated as the Provider on the Schedules hereto agrees to provide, or with respect to any service to be provided by a Subsidiary of such Party, to cause such Subsidiary to provide, to the Party designated as the Purchaser on the Schedules hereto, or with respect to any service to be provided to a Subsidiary of such Party, to such Subsidiary, the applicable services (the “Initial Services”) set forth on Schedule 1 through Schedule 179 hereto.

(b)           OMITTED SERVICES; ADDITIONAL SERVICES.

(i)            If during the term of this Agreement, a Party identifies a service that the other Party previously provided to such Party prior to the Distribution Date, but such service was inadvertently omitted from the Services set forth on the Schedules hereto (such service an “Omitted Service”), then upon the prior written consent of the Party that would be the Provider of such Omitted Service, which consent shall not be unreasonably withheld, such Omitted Service shall be added and considered as part of the Services.  The Parties shall cooperate and act in good faith to create a Schedule for each Omitted Service in the form attached hereto as Exhibit A.

(ii)           From time to time after the Distribution Date, the Parties may identify additional services that are not Omitted Services that one Party will provide to the other Party in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services and any added Omitted Services, the “Services”).  The Parties shall cooperate and act in good faith to create a Schedule for each Additional Service in the form attached hereto as Exhibit A.  Notwithstanding the foregoing, neither Party shall have any obligation to agree to provide Additional Services.

(c)           PERFORMANCE OF SERVICES.

(i)            Each Provider shall perform and cause its Subsidiaries to perform all Services to be provided by such Provider in a manner which is substantially similar in nature, quality and timeliness to the analogous services provided by the applicable Provider to the applicable Purchaser prior to the Distribution Date.

(ii)           Each Provider shall, and shall cause its Subsidiaries to, perform its duties and responsibilities hereunder in good faith based on its past practices.  Neither Provider nor any of its Subsidiaries shall be liable or held accountable, in damages or otherwise, for any error of judgment or any mistake of fact or law or for anything that the Provider or any of its Subsidiaries does or refrains from doing in good faith hereunder, except in the case of its gross negligence or willful misconduct.

(iii)          Nothing in this Agreement shall require a Provider to perform or cause to be performed any Service in a manner that would constitute a violation of applicable laws or the Abbott Code of Business Conduct.

(iv)          No Provider shall be obligated to perform or to cause to be performed any Service in a volume or quantity which exceeds the planned 2004 volumes or quantities of analogous services to be performed for the applicable Purchaser without reference to the transactions contemplated by the Separation and Distribution Agreement.  A Purchaser may request a higher volume or quantity of such historical volumes or quantities of a Service, which request the applicable Provider may accept or reject in its sole discretion.  If the Provider agrees to such a request, the Parties shall cooperate and act in good faith to make any modifications to the applicable Schedule for such Service.

(v)           (1) Neither Provider nor any of its Subsidiaries will be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the applicable Purchaser or its Subsidiaries, and (2) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2(c), EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS” BASIS AND THAT EACH PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND PRODUCTS, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(d)           CHARGES FOR SERVICES.  The charges for the Services shall be determined in accordance with Exhibit B (the “Charges”).

(e)           CHANGES TO SERVICES.  Except as provided in Section 2(h) below, each Provider may make changes from time to time in the manner of performing the Services if such Provider is making similar changes in performing analogous services for itself and if such Provider furnishes to the applicable Purchaser substantially the same notice (in content and timing) as such Provider shall furnish to its own organization respecting such changes.  No such change shall affect the Charges for the applicable Service.

(f)            TRANSITIONAL NATURE OF SERVICES.  The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Purchaser (or its designee).

(g)           COOPERATION.  In the event that (i) there is nonperformance of any Service as a result of an event described in Section 6(e), or (ii) the provision of a Service would violate applicable law, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Purchaser may obtain, at the Purchaser’s sole cost, the Services so affected.

(h)           USE OF THIRD PARTIES TO PROVIDE THE SERVICES.  Each Provider may perform its obligations through its Subsidiaries or, if such Provider is obtaining analogous services for itself from agents, subcontractors or independent contractors, the Provider may perform its obligations hereunder through the use of agents, subcontractors or independent contractors, if such Provider furnishes to the applicable Purchaser substantially the same notice (in content and timing) as such Provider shall furnish to its own organization respecting such use of Third Parties.  If the Provider is not obtaining analogous services for itself from Third Parties, the Provider may perform its obligations hereunder through the use of agents, subcontractors or independent contractors only upon obtaining the prior written consent of the Purchaser.  Notwithstanding the foregoing, the Provider shall not be relieved of its obligations under this Agreement by use of such Subsidiaries, agents, subcontractors or contractors.  Delegation of performance of any Service by a Provider in accordance with this Section 2(h) shall not affect the Charges for the applicable Service.

Section 3.                            BILLING; TAXES.

(a)           PROCEDURE.  Charges for the Services shall be charged to and payable by the Purchaser.  Amounts payable pursuant to the terms of this Agreement shall be paid to the Provider, as directed by the Provider, on a monthly basis, which amounts shall be due within thirty (30) days after the date of invoice.  All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

(b)           LATE PAYMENTS.  Charges not paid when due shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%).

(c)           TAXES.  Each Purchaser shall pay any and all Taxes incurred in connection with the applicable Provider’s provision of the Services, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on such Provider’s net income.

(d)           NO SET-OFF.  A Purchaser’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

Section 4.                            TERM AND TERMINATION.

(a)           TERM.  Unless otherwise terminated pursuant to Section 4(b), this Agreement will terminate with respect to any Service at the close of business on the last day of the Service Period for such Service.  Notwithstanding the foregoing, the Purchaser may elect to extend the Service Period for any Service by providing the Provider of such Service with written notice within the shorter of (i) one hundred eighty (180) days, or (ii) one-half of the original Service Period for such Service; provided, however, that no Service Period, including any extension thereof, will continue for longer than two (2) years after the Distribution Date.  This Agreement will terminate two (2) years after the Distribution Date.

(b)           EARLY TERMINATION.  Each Purchaser shall have the right at any time during the term of this Agreement to terminate its obligation to purchase any individual Service, upon the giving of an advance written notice to the Provider of such Service within the shorter of (i) one hundred eighty (180) days, or (ii) one-half the original Service Period for such Service.

(c)           INFORMATION TRANSMISSION.  On or prior to the last day of each relevant Service Period, the Provider shall use commercially reasonable efforts and shall cause its Subsidiaries to use commercially reasonable efforts to support any transfer of Information concerning the relevant Services to the applicable Purchaser.  If requested by the Purchaser, the Provider shall deliver and shall cause its Subsidiaries to deliver to the applicable Purchaser, within such time periods as the Parties may reasonably agree, all Information received or computed for the benefit of such Purchaser during the Service Period, in electronic and/or hard copy form; provided, however, that (i) the Provider shall not have any obligation to provide or cause to provide Information in any non-standard format, and (ii) the Provider and its Subsidiaries shall be reimbursed for their reasonable out-of-pocket costs for providing Information in any format other than its standard format.

Section 5.                            CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS.

(a)           ABBOTT AND HOSPIRA OBLIGATIONS.  Subject to Section 5(c), Abbott, on behalf of itself and each Abbott Subsidiary, and Hospira, on behalf of itself and each Hospira Subsidiary, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other (or its business) and the other’s Subsidiaries (or their respective businesses) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other or the other’s Subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or its Subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party (or any of its Subsidiaries), which sources are not themselves bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b)           NO RELEASE; RETURN OR DESTRUCTION.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 5(a) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information, and except in compliance with Section 5(c) and Schedule 1.01(n) to the Separation and Distribution Agreement.  Without limiting the foregoing, when any Information furnished by the other Party after the Distribution Date pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party shall, at such Party’s option, promptly after receiving a written request from the other Party either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

(c)           PROTECTIVE ARRANGEMENTS.  In the event that either Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or the rules or regulations of any Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request, or its Subsidiaries, may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

Section 6.                            MISCELLANEOUS.

(a)           MUTUAL COOPERATION.  The Parties and their respective Subsidiaries shall cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the term of this Agreement; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and their respective Subsidiaries.

(b)           LIMITATIONS ON LIABILITY.

(i)            FOR EACH TWELVE (12) MONTH PERIOD DURING WHICH THIS AGREEMENT IS IN EFFECT, THE FIRST SUCH PERIOD COMMENCING ON THE DISTRIBUTION DATE AND THE SECOND SUCH PERIOD COMMENCING ON THE ONE YEAR ANNIVERSARY THEREOF, THE MAXIMUM LIABILITY OF THE PROVIDER AND ITS SUBSIDIARIES TO, AND THE SOLE REMEDY OF, THE PURCHASER AND ANY OF ITS SUBSIDIARIES WITH RESPECT TO ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE THEORY UPON WHICH THE LIABILITY IS PREMISED, SHALL NOT EXCEED THE PROVIDER’S PROFITS FOR PERFORMING SERVICES HEREUNDER, WHICH SHALL BE DEEMED TO BE EQUAL TO THE AMOUNT OF THE MARK-UP RECEIVED BY THE PROVIDER DURING SUCH TWELVE (12) MONTH PERIOD AS SET FORTH ON EXHIBIT B AND AS MAY BE ADJUSTED PURSUANT TO THE TERMS OF EXHIBIT B.

(ii)           IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND ITS SUBSIDIARIES ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(iii)          The foregoing limitations on liability in this Section 6(b) shall not apply to:  (1) either Party’s liability for breaches of confidentiality under Section 5 (Confidentiality), and (2) either Party’s obligations under Section 6(c) (Third Party Claims).

(c)           THIRD PARTY CLAIMS.  Each Purchaser shall indemnify, defend and hold harmless the Provider, its Subsidiaries and each of their respective directors, officers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from the Provider’s furnishing or failing to furnish the Services provided for in this Agreement, other than Third Party claims arising out of the gross negligence or willful misconduct of any Provider Indemnitee.

(d)           TITLE TO INTELLECTUAL PROPERTY.  Each Purchaser acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by any Provider, by reason of the provision of the Services provided hereunder.  No Purchaser will remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by any Provider, and each Purchaser shall reproduce any such notices on any and all copies thereof.  No Purchaser will attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by any Provider, and each Purchaser shall promptly notify such Provider of any such attempt, regardless of whether by Purchaser or any Third Party, of which Purchaser becomes aware.

(e)           FORCE MAJEURE.  Neither Party shall be liable to the other if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including, but not limited to, government legislation, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts or other concerted acts of workers and/or acts of government.  The Party claiming an event of force majeure shall promptly notify the other Party in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Party informed of any further developments.  The Party so affected shall use its commercially reasonable efforts to remove the cause of non-performance, and both the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed unless this Agreement has previously been terminated under Section 4 hereof.

(f)            INDEPENDENT CONTRACTORS.  The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

(g)           NO THIRD PARTY BENEFICIARIES.  Except as expressly provided in Section 6(c), the provisions of this Agreement are solely for the benefit of the Parties and their Subsidiaries and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. Except for the Provider Indemnitees, there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

(h)           GOVERNING LAW.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois irrespective of the choice of laws principles of the State of Illinois, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

(i)            ADR PROCEDURES; EQUITABLE RELIEF.  The Parties acknowledge that from time to time during the Term of this Agreement a controversy, dispute or claim may arise relating to either Party’s rights or obligations under this Agreement.  The Parties agree that any such controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Section 6(i) and Exhibit C, the result of which shall be binding upon the Parties.

(i)            Notice.  Prior to initiating an ADR proceeding, a Party first must send written notice to the other Party in accordance with the provisions of Section 6(o) describing the dispute and requesting attempted resolution by good faith negotiations.  Good faith negotiations shall be conducted in two stages, with the second stage being triggered only if first stage negotiations do not result in a resolution of the dispute.

(ii)           First Stage Negotiations.  Following receipt of the written notice described in the preceding paragraph, the respective CEOs or Presidents of the Parties shall designate a group of no more than three individuals, exclusive of counsel, to participate in good faith negotiations aimed at resolving the dispute.  Within 21 days from receipt of the written notice, the respective groups shall meet in-person to conduct good faith negotiations.  By mutual written consent, the Parties may extend the 21-day period for conducting first stage negotiations.  If the Parties fail to meet within the 21-day period or the Parties fail to resolve the dispute during such period, and the period is not extended by mutual written agreement, the Parties shall engage in second stage negotiations as described in the next paragraph.

(iii)          Second Stage Negotiations.  Following the expiration of the 21-day period described in the preceding paragraph, or any extension thereof mutually agreed to in writing, if the Parties are unable to resolve the dispute, they shall engage in second stage negotiations between the respective CEOs or Presidents (or their designees) of the Parties.  If the dispute has not been resolved within 14 days following the conclusion of first stage negotiations, either Party may initiate an ADR proceeding as provided in Exhibit C.  The Parties shall have the right to be represented by counsel in such a proceeding.

Notwithstanding the foregoing, the Parties acknowledge that the breach of Section 5 (Confidentiality) by one Party may give rise to irreparable injury to the other Party which is not adequately compensable in damages or at law.  Accordingly, the Parties agree that in such event, the non-breaching party may seek equitable relief to enforce or prevent violation of such Party’s respective rights and/or obligations under those Sections.  Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 6(i) and Exhibit C with respect to all matters subject to such dispute, controversy or claim; provided, however, that this obligation shall only exist during the term of this Agreement.

(j)            INTERPRETATION.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and  Exhibits hereto and thereto) and not to any particular provision of this Agreement.  Section, Exhibit and Schedule references are to the Sections, Exhibits, and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any other agreements contemplated herein shall be deemed to refer to this Agreement or such other agreement as of 11:59pm Eastern Daylight Time on the Distribution Date and as such time may be amended thereafter, unless otherwise specified.

(k)           SURVIVAL.  Section 1 (Definitions), Section 3 (Billing; Taxes), Section 5 (Confidentiality), Sections 2(c)(v), 6(b) (Liability), 6(c) (Third Party Claims), 6(d) (Title to Intellectual Property), and 6(g) (No Third Party Beneficiaries) through 6(r) (Severability), shall survive any expiration or termination of this Agreement.

(l)            AMENDMENT; ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, this Agreement shall be assignable by either Party in whole with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned) in connection with: (i) a merger or consolidation of such Party if (a) such Party is not the surviving entity, or (b) such Party’s shareholders constitute less than 70% of the surviving shareholders; (ii) the sale of all or substantially all of the assets of such Party; or (iii) the acquisition by a Third Party of at least 30% of the combined voting power of the then-outstanding securities of such Party entitled to vote generally in the election of directors (each such occurrence, a “Change of Control Event”), in each case so long as the resulting, surviving or transferee Person assumes all the obligations of the assignor hereunder by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  It shall not be deemed to be unreasonable for a Party to withhold consent to assignment in connection with a Change of Control Event on the basis that the proposed assignee is a competitor of such Party.  In the event a Party effects a Change of Control Event without the other Party’s prior written consent to assign this Agreement as set forth above, the latter Party may terminate this Agreement, in its sole discretion, with effect immediately upon the occurrence of such Change of Control Event.

(m)          AUDIT ASSISTANCE.  Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by governmental bodies, standards organizations, other regulatory authorities, customers or other parties to contracts with such Parties under applicable law and contract provisions.  If a governmental body, standards organization, other regulatory authority or customer or other party to a contract with a Party or a Subsidiary of a Party exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable law, rules, regulations, standards or contract provisions and such audit or examination relates to the Services, the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance requested by the Party that is subject to the audit in responding to such audits or requests for information, to the extent that such assistance or information is within the reasonable control of the cooperating Party and is related to the Services.

(n)           NO WAIVERS.  No failure or delay of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties and their Subsidiaries hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

(o)           NOTICES.  All notices or other communications under this Agreement must be in writing and shall be deemed to be duly given (i) when delivered in person, (ii) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier, or (iii) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to Abbott, to:

Abbott Laboratories

100 Abbott Park Road

Building AP6D, Dept. 364

Abbott Park, Illinois  60064-6020

Attn:  General Counsel

Facsimile:  (847) 938-1561

If to Hospira, to:

Hospira, Inc.

Legal Department

Dept. NLEG;

275 North Field Drive

Lake Forest, IL 60045-5045

Attn:  General Counsel

Facsimile:  (224) 212-3312

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

(p)           COUNTERPARTS.  This Agreement may be executed in one or more counterparts (including by means of faxed signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

(q)           ENTIRE AGREEMENT.  This Agreement and the Exhibits and Schedules hereto contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement, the provisions of this Agreement shall control.

(r)            SEVERABILITY.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be executed as of the date first written above.

ABBOTT LABORATORIES

By:
Name: Thomas C. Freyman
	Title:	Executive Vice President, Finance and Chief Financial Officer

HOSPIRA, INC.

By:
Name: Christopher B. Begley
Title: Chief Executive Officer